EXHIBIT 99

COCA-COLA ENTERPRISES INC.                                     NEWS RELEASE
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CONTACT:                Laura Asman - Media Relations
                        (770) 989-3023

                        Margaret Carton - Investor Relations
                        (770) 989-3622


FOR IMMEDIATE RELEASE
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      COCA-COLA ENTERPRISES INC. ANNOUNCES INTENTION
         TO ACQUIRE COCA-COLA BOTTLER IN LUXEMBOURG
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    ATLANTA, July 21, 1997 -- Coca-Cola Enterprises today
announced that the Company has signed a letter of understanding to acquire the Coca-Cola bottling operations in Luxembourg. The Company is acquiring the exclusive rights to manufacture and distribute products of The Coca-Cola Company in this territory for a transaction value of approximately $20 million based on current exchange rates. In 1996 the Luxembourg bottler generated net operating revenues of $25 million on 6 million unit cases of products of The Coca-Cola Company. As part of this transaction, the Company has agreed to sell and distribute Rosport water, a carbonated mineral water owned by the current Coca-Cola bottler, Soutirages Luxembourgeois S.A.

   "The Luxembourg territory is a natural fit with our existing operations in the Netherlands and Belgium," remarked Summerfield K. Johnston, Jr., vice chairman and chief executive officer of Coca-Cola Enterprises. "This acquisition further demonstrates our interest in expansion in Western Europe."

     The proposed transaction is subject to certain conditions including negotiation of a definitive purchase agreement, approval of the Company's Board of Directors, and approval of any required regulatory agencies. The transaction is expected to close by early 1998.

     Coca-Cola Enterprises Inc. (NYSE: CCE) is the world's largest bottler of liquid nonalcoholic refreshment. Coca-Cola Enterprises is the sole licensed bottler for products of The Coca-Cola Company in Belgium, Great Britain, the Netherlands, and most of France. Coca-Cola Enterprises also distributes more than 58 percent of The Coca-Cola Company's United States bottle and can volume. The Company also has a pending transaction to acquire Coca-Cola Beverages Ltd. (Coke Canada) and The Coca-Cola Bottling Company of New York, Inc. (Coke New York).


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